Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Seacoast Banking Corporation of Florida:

In connection with the Form S-3 registration statement to be filed by Seacoast Banking Corporation of Florida and subsidiaries, we consent to the use of our reports with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated March 17, 2014, on the effectiveness of internal control over financial reporting as of December 31, 2013, expresses our opinion that Seacoast Banking Corporation of Florida and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2013 because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states that a material weakness related to the lack of a control designed to provide for an effective review of the accounting for previously recorded charge-offs, a nonroutine matter, related to a matured troubled debt restructured loan has been identified and included in management’s assessment (Item 9A(b)).

/s/KPMG LLP

November 12, 2014

Miami, Florida

Certified Public Accountants